Exhibit 99.10

INDEX TO CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS

Informa Tech Digital Businesses of Informa PLC Unaudited Interim Condensed Combined Financial Statements:

Condensed Combined Balance Sheets	F-2
Condensed Combined Statements of Income (Loss)	F-3
Condensed Combined Statements of Comprehensive Income (Loss)	F-4
Condensed Combined Statements of Changes in Equity	F-5
Condensed Combined Statements of Cash Flows	F-6
Notes to the Condensed Combined Interim Financial Statements	F-7

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED BALANCE SHEETS

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$21, 608	$10,789
Accounts receivable, net of allowance for doubtful accounts of $ 902 and $ 1,083, respectively	36,181	38,788
Related party receivables	4,375	4,140
Related party loans receivables	48,215	104,249
Prepaid expenses and other current assets	9,920	6,320

Total current assets	120,299	164,286

Non-current assets:
Property and equipment, net	2,170	3,229
Goodwill	470,122	467,476
Intangible assets, net	274,733	293,859
Operating lease right-of-use assets	2,430	5,173
Deferred tax assets	782	337

Total non-current assets	750,237	770,074

Total assets	$870,536	$934,360

Liabilities and Parent’s Equity
Current liabilities:
Accounts payable	$3,991	$5,050
Related party payables	33,410	32,390
Contract liabilities	40,332	24,489
Operating lease liabilities	1,868	2,664
Accrued expenses and other current liabilities	5,666	6,013
Accrued compensation expenses	12,751	12,759
Income taxes payable	4,139	3,485
Related party short-term debt	550,890	502,872
Contingent consideration	—	4,937

Total current liabilities	653,047	594,659

Non-current liabilities:
Operating lease liabilities	2,277	3,010
Other liabilities	11,760	12,080
Deferred tax liabilities	7,143	15,292
Related party long-term debt	—	309,237
Contingent consideration	39,800	37,500

Total non-current liabilities	60,980	377,119

Total liabilities	$714,027	$971,778

Commitments and contingencies (see Note 9)
Parent’s equity:
Net Parent investment (deficit)	145,917	(59,663)
Accumulated other comprehensive income	10,592	22,245

Total equity (deficit)	156,509	(37,418)

Total liabilities and equity	$870,536	$934,360

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF INCOME (LOSS)

(Expressed in thousands of U.S. Dollars, except per share amounts)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Revenues	$62,742	$59,404	$185,020	$176,318
Cost of revenues	(23,814)	(22,474)	(74,484)	(70,026)

Gross profit	38,928	36,930	110,536	106,292

Operating expenses:
Selling and marketing	14,217	13,274	42,096	40,896
General and administrative	18,205	18,683	53,909	50,327
Product development	2,571	2,305	8,499	8,399
Depreciation	386	156	1,173	454
Amortization, excluding amortization included in cost of revenues of $158 and $21 for three months ended and $403 and $21 for nine months ended	8,131	7,687	24,414	22,806
Impairment of goodwill	—	—	—	130,132
Impairment of long-lived assets	—	—	2,019	159
Acquisition and integration costs	8,438	3,195	38,086	5,285
Remeasurement of contingent consideration	(300)	(2,400)	2,363	(100,910)

Total operating expenses	51,648	42,900	172,559	157,548

Operating loss	(12,720)	(5,970)	(62,023)	(51,256)

Interest expense	—	(4)	—	(4)
Interest expense on related party loans	(5,761)	(6,109)	(18,554)	(18,179)
Interest income	873	745	4,422	2,019
Other income (expense), net	(1,731)	471	(1,360)	(520)

Loss before provision for income taxes	(19,339)	(10,867)	(77,515)	(67,940)
Income tax benefit	3,682	860	6,542	7,079

Net loss	(15,657)	(10,007)	(70,973)	(60,861)

Loss per share
Basic and diluted loss per share	$(0.38)	$(0.24)	$(1.70)	$(1.46)

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Net loss	(15,657)	(10,007)	(70,973)	(60,861)

Other comprehensive gain (loss):
Foreign currency translation gain (loss)	(13,535)	10,368	(11,653)	(8,362)

Total other comprehensive gain (loss)	$(29,192)	$361	$(82,626)	$(69,223)

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	Net Parent investment (deficit)	Accumulated other comprehensive income (loss)	Total equity (deficit)
Balance as of December 31, 2022	$(45,708)	$42,742	$(2,966)
Net profit for the period	76,482	—	76,482
Other comprehensive loss	—	(10,093)	(10,093)
Net transfers from Parent	6,696	—	6,696

Balance as of March 31, 2023	$37,470	$32,649	$70,119
Net loss for the period	(127,336)	—	(127,336)
Other comprehensive loss	—	(8,637)	(8,637)
Net transfers to Parent	(4,704)	—	(4,704)

Balance as of June 30, 2023	$(94,570)	$24,012	$(70,558)
Net loss for the period	(10,007)	—	(10,007)
Other comprehensive income	—	10,368	10,368
Net transfers from Parent	61,916	—	61,916

Balance as of September 30, 2023	$(42,661)	$34,380	$(8,281)

	Net Parent investment (deficit)	Accumulated other comprehensive income (loss)	Total equity (deficit)
Balance as of December 31, 2023	$(59,663)	$22,245	$(37,418)
Net loss for the period	(20,481)	—	(20,481)
Other comprehensive income	—	2,551	2,551
Net transfers to Parent	(2,528)	—	(2,528)

Balance as of March 31, 2024	$(82,672)	24,796	$(57,876)
Net loss for the period	(34,835)	—	(34,835)
Other comprehensive loss	—	(669)	(669)
Net transfers from Parent	22,255	—	22,255

Balance as of June 30, 2024	$(95,252)	$24,127	$(71,125)
Net loss for the period	(15,657)	—	(15,657)
Other comprehensive loss	—	(13,535)	(13,535)
Related party long-term debt extinguished	250,000	—	250,000
Net transfers from Parent	6,826	—	6,826

Balance as of September 30, 2024	$145,917	$10,592	$156,509

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(Expressed in thousands of U.S. Dollars)

(Unaudited)

	For the nine months ended September 30,
	2024	2023
Operating activities:
Net loss	$(70,973)	$(60,861)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,173	454
Amortization	24,817	22,827
Change in provision for bad debts	1,107	(890)
Operating lease expense	1,598	1,963
Stock-based compensation expense	879	861
Provision for income taxes	(6,542)	(7,079)
Impairment of long-lived assets	2,019	159
Impairment of goodwill	—	130,132
Loss on disposal of long-lived assets	258	(19)
Remeasurement of contingent consideration	2,363	(100,910)
Changes in assets and liabilities:
Accounts receivable	1,994	3,305
Prepaid expenses and other current assets	(3,564)	542
Related party receivables	(235)	(1,337)
Accounts payable	(1,108)	(2,947)
Accrued expenses and other current liabilities	(730)	(2,585)
Operating lease liabilities	(2,248)	(1,938)
Contract liabilities	15,294	4,750
Contingent consideration	(1,020)	—
Other liabilities	(329)	(568)
Related party payables	243	18,073

Net cash (used in) provided by operating activities	(35,004)	3,932

Investing activities:
Purchases of property and equipment	(302)	(1,133)
Purchases of intangible assets	(4,631)	(4,508)
Purchases of businesses, net of acquired cash	—	(47,830)

Net cash used in investing activities	(4,933)	(53,471)

Financing activities:
Cash pooling arrangements with Parent	27,402	(512)
Contingent consideration settlement	(3,980)	—
Repayment of loans issued by Parent	(213)	—
Net transfers from (to) Parent	27,159	54,982

Net cash provided by financing activities	50,368	54,470

Effect of exchange rate changes on cash and cash equivalents	388	(396)

Net increase in cash and cash equivalents	10,819	4,535
Cash and cash equivalents at the beginning of the period	10,789	7,142

Cash and cash equivalents at the end of the period	21,608	11,677

Supplemental disclosure of cash flow information:
Cash paid for taxes by Parent	1,397	2,981
Cash paid for interest	18,928	27
Non-cash investing and financing activities:
Related party long-term debt extinguished	250,000	—
Loans settled through existing cash pooling arrangements	59,689	41
Intangible asset purchases included in accrued expenses and other current liabilities	48	300

The accompanying notes form an integral part of these condensed combined financial statements.

INFORMA TECH DIGITAL BUSINESSES OF INFORMA PLC

NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

(Expressed in thousands of U.S. Dollars — unless stated otherwise) (Unaudited)

Note 1 — Business overview and basis of presentation

Nature of business

Informa Tech Digital Businesses of Informa PLC (the “Business”) help technology companies accelerate growth through first-party business-to-business (“B2B”) data, market insight and market access. It provides digital solutions that deliver targeted audiences, highly qualified leads, demand generation and buyer intent, helping customers to identify, reach, influence and transact with key technology decision makers. The Business operates through a range of leading B2B brands in specialist technology research (e.g., Omdia, Canalys), specialist digital media (e.g., Industry Dive, Information Week, Light Reading, Heavy Reading, AI Business), and demand generation / buyer intent (NetLine).

The Business has historically operated as part of Informa Tech operating segment of Informa PLC and its subsidiaries (together “Informa” or “Parent”). In these condensed combined financial statements, unless otherwise specified or the context otherwise indicates, all references to Informa refer to the business and operations of the Parent and its consolidated subsidiaries.

Basis of presentation and principles of combination

The accompanying condensed combined financial statements present the historical financial position, results of operations, cash flows and changes in equity of the Business in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial information. Accordingly, certain information and footnote disclosures normally included in the combined financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These condensed combined financial statements are unaudited and, in the opinion of Management, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair statement of the condensed combined cash flows, operating results, and balance sheets for the periods presented. The results of operations for the periods presented are not necessarily indicative of results to be expected for any other interim periods or for the full year. The information included in these condensed combined interim financial statements should be read in conjunction with the “Informa Tech Digital Businesses of Informa PLC Audited Annual Combined Financial Statements” as of December 31, 2023, and 2022, and for the three years in the period ended December 31, 2023, included in the Registration Statement on Form S-4/A (No. 333-280529) dated October 23, 2024.

The Business has historically operated as part of the Parent and not as a standalone entity and prior to the close of the Transaction described below had no separate consolidated legal status of existence. As such, these condensed combined financial statements have been derived from the Parent’s historical accounting records and are presented on a carved-out basis.

The condensed combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the entities included within the Business. The financial statements also include allocations of certain general, administrative and sales and marketing expenses from Informa’s corporate office and from other Informa businesses to us and allocations of related assets, liabilities, and Parent investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Informa. Refer to additional discussion of related party allocations in Note 8. Related Party Transactions.

Informa uses a centralized approach to cash management and financing of its operations. As part of Informa, the Business is dependent upon Informa for all of its working capital and financing requirements in the periods presented. Financial transactions with the Parent relating to the Business are accounted for through Net Parent investment. Accordingly, none of the Informa’s cash, cash equivalents or debt at the corporate level has been assigned to the Business in the accompanying condensed combined financial statements.

Net Parent investment, which includes retained earnings, represents Informa’s historical investment in the Business, the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from the Parent. All significant transactions between the Business and Informa have been included in the accompanying condensed combined financial statements for the three and nine months ended September 30, 2024 and September 30, 2023. Transactions with Informa are reflected in the accompanying condensed combined statements of changes in equity as “Net transfers to Parent” and included in the accompanying condensed combined balance sheets within “Net Parent investment.” All transactions reflected in Net Parent investment by the Business in the accompanying combined balance sheets have been considered as financing activities for purposes of the combined statements of cash flows.

The Business is dependent on the Parent for the majority of its working capital and financing requirements during the periods presented in these condensed combined financial statements. The Parent uses a centralized approach to managing cash and financing its operations. Transactions between the Parent and the Business under this approach are treated as related party short-term debt. All cash and cash equivalent balances held by the Business that are not a part of the centralized cash management approach are legally held by the Business and included in the condensed combined financial statements.

The Business has intercompany financing arrangements with the Parent (“related party debt”). These related party financing arrangements between the Business and the Parent have been included in the accompanying condensed combined financial statements for all periods presented. These arrangements were settled prior to the closing date of the Transaction as described below. All other intercompany accounts and transactions between the operations comprising Informa have been eliminated in the accompanying condensed combined financial statements for the three and nine months ended September 30, 2024 and September 30, 2023.

These condensed combined financial statements may not be indicative of the Business’s financial performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had the Business operated as an independent entity during the periods presented. The amount of actual costs that may have been incurred if the Business were a standalone company would depend on a number of factors, including its chosen organizational structure, which functions were performed by its employees or outsourced and strategic decisions made in areas such as information technology and infrastructure.

The Transaction

On January 10, 2024, Informa entered into an Agreement and Plan of Merger (the “Transaction Agreement”) with TechTarget Holdings, Inc. (formerly known as TechTarget, Inc.) (“Former TechTarget”) and certain Informa and Former TechTarget subsidiaries. Pursuant to the Transaction Agreement, Informa and Former TechTarget, among other things, agreed to combine Former TechTarget with Informa Intrepid Holdings Inc. (“Informa Intrepid”), a wholly owned subsidiary of Informa, to create a new US-listed company, TechTarget, Inc. (“New TechTarget”), a leading platform in B2B data and market access. Former TechTarget is a global data and analytics leader and software provider for buyers of purchase intent-driven marketing and sales data for enterprise technology vendors.

Prior to the closing of the Transaction, Informa undertook certain restructuring transactions to separate the Informa Tech Digital Businesses and as of the Closing Date all Informa Tech Digital Businesses were held directly or indirectly by Informa Intrepid.

The Transaction closed on December 2, 2024 (the “Closing Date”). At the closing, in exchange for an aggregate of 41,651,366 shares of New TechTarget’s common stock, par value $0.001 per share (“New TechTarget common stock”), Informa contributed Informa Intrepid and $350.0 million (collectively, the “Contribution”) in cash to New TechTarget. Informa Intrepid merged with and into Former TechTarget, with Former TechTarget as the surviving corporation (the “Merger”). As a result of the Merger, each issued and outstanding share of Former TechTarget common stock as of immediately prior the effective time of the Merger, were converted into the right to receive (i) one share of New TechTarget common stock and (ii) pro rata share amount of the $350.0 million cash contribution. Informa owns approximately 57% of New TechTarget common stock as of the Closing Date.

Refer to Note 11 – Subsequent Events for further information.

Restatement of previously issued financial statements

The Business restated the condensed combined financial statements for the three months ended March 31, 2024 and 2023, as presented within the Form 8-K filed with the SEC on December 6, 2024, which were originally presented in the Toro CombineCo, Inc. Registration Statement on Form S-4, filed with the SEC on June 27, 2024. Net loss for the three months ended March 31, 2024 increased by $4.4 million due to the errors. Restated net loss for the three months ended March 31, 2024 was $20.5 million.

In addition, the Business restated the condensed combined financial statements for the six months ended June 30, 2024, as presented within the Form 8-K filed with the SEC on December 6, 2024, which were originally presented in the Toro CombineCo, Inc. Registration Statement on Form S-4/A, filed with the SEC on September 4, 2024. These previously filed interim unaudited condensed combined financial statements should no longer be relied upon. Net loss for the six months ended June 30, 2024 decreased by $0.7 million due to the errors. Restated net loss for the six months ended June 30, 2024 was $55.3 million.

Note 2 — Summary of significant accounting policies

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Business bases these estimates on historical experience, the current economic environment, and on various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Estimates and underlying assumptions reflected in these condensed combined financial statements are reviewed on an ongoing basis, with changes in estimates recognized in the year in which the estimates are revised and in any future periods affected. Significant estimates include assumptions associated with impairment considerations for goodwill and long-lived assets, estimating the fair value of contingent consideration and determining corporate expense allocations.

Segment reporting

In applying the criteria set forth in ASC 280 - Segment Reporting, and in conjunction with a change in the Business’s operating structure and the manner in which the Business’s Chief Operating Decision Maker (“CODM”) assesses information for decision-making purposes, during the first quarter of 2024, the Business realigned its operating segments and presented with retrospective effect herein. As a result of this, the Business has determined it operates as a single operating and reportable segment. The Business’s CODM is its Chief Executive Officer, who reviews key financial information presented on a combined basis for the purposes of making operating decisions, allocating resources, and evaluating financial performance.

Earnings (loss) per share

Basic income (loss) per share is determined by dividing net income (loss) by the weighted average common shares outstanding during the period. Diluted income (loss) per share is determined by dividing net income (loss) by diluted weighted average shares outstanding during the period. The Business had no common capital structure for the combined business prior to closing. However, as discussed in Note 1 – Business overview and basis of presentation, at the closing of the Transaction, 41,651,366 shares of New TechTarget common stock were issued to Informa in exchange for the Contribution. As such, the total number of shares issued to Informa is being utilized for the calculation of both basic and diluted earnings (loss) per share for the three and nine months ended September 30, 2024 and 2023, as no New TechTarget common stock equivalents were outstanding prior to the Closing Date.

Recent Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures. The ASU is intended to improve financial reporting by requiring disaggregated disclosure of certain costs and expenses. The ASU is effective for fiscal years beginning after December 15, 2026 and for interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The ASU may be applied on either a prospective or retrospective basis. The Business is currently evaluating the impact of adopting this ASU on its financial statements and disclosures.

There have been no other recent accounting standard updates that are material or potentially material to the Business.

Note 3 — Revenue

Revenue

The Business generates revenues by providing market insight and market access to the technology market, including enterprise technology, artificial intelligence, channel, cyber security, media & entertainment and service providers. Revenue is recognized when performance obligations are satisfied by transferring promised goods or services to clients, as determined by applying a five-step process consisting of: 1) identifying the contract, or contracts, with a client, 2) identifying the performance obligations in the contract, 3) determining the transaction price, 4) allocating the transaction price to the performance obligations in the contract, and 5) recognizing revenue when, or as, performance obligations are satisfied.

Disaggregated revenue

Revenue by type:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Marketing, advertising services and sponsorship	$35,369	$35,147	$105,325	$106,385
Intelligence subscription services	18,773	16,056	56,575	48,343
Advisory services	8,215	7,902	22,498	21,030
Exhibitor and attendee	385	299	622	560

Total revenue	62,742	59,404	185,020	176,318

Revenues from external customers	62,671	59,363	184,795	176,214
Revenues from related parties	71	41	225	104

Contract liabilities

The Business’s total contract liabilities as of December 31, 2023 was $24.5 million, of which $6.3 million and $18.6 million was recognized as revenue during the three and nine months ended September 30, 2024, respectively.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recognized at the amount the Business expects to collect, net of allowance for doubtful accounts. The allowance for doubtful accounts is the Business’s best estimate of the amount of probable credit losses in its existing accounts receivable. The allowance for doubtful accounts is reviewed on a regular basis, and all past due balances are reviewed individually for collectability. Account balances are written-off against the allowance once all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for doubtful accounts are recorded in general and administrative expense. As of September 30, 2024, and December 31, 2023, the allowance for doubtful accounts was $0.9 million and $1.1 million, respectively, and is recorded in accounts receivable, net, in the accompanying condensed combined balance sheets.

Note 4 — Fair value

Fair value of assets and liabilities

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities payable within one year are carried at cost, which approximates fair value due to their short-term nature. The only financial instruments measured at fair value are the contingent considerations relating to the Industry Dive and Canalys acquisitions.

The following table presents the Business’s financial instruments that are measured at fair value as of September 30, 2024 and December 31, 2023:

	September 30, 2024			December 31, 2023
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Contingent consideration, current	—	—	—	—	—	4,937
Contingent consideration, non-current	—	—	39,800	—	—	37,500

Total liabilities	—	—	$39,800	—	—	$42,437

Contingent considerations amounts are based on revenue growth for Industry Dive and revenue and cost performance for Canalys (level 3 fair value measurements) and have been estimated on an acquisition-by-acquisition basis using available forecasts (a significant unobservable input). The higher the forecast, the higher the fair value of any contingent consideration (subject to any maximum payout clauses).

The fair value of contingent consideration at Industry Dive and Canalys acquisition was calculated using a probability-weighted scenario approach. The estimated range of undiscounted payment in respect of the 2023-2025 arrangement due on the acquisition of Industry Dive as of September 30, 2024 is $46.3 million to $50.6 million. In determining the fair value, the contingent consideration on Industry Dive acquisition was discounted at a rate of 12.6% as of September 30, 2024. Contingent consideration related to the acquisition of Canalys was settled in the second quarter of 2024 for $5.0 million by Parent.

Below is a summary of the changes in the contingent consideration balances for the nine months ended September 30, 2024 and 2023:

	For the nine months ended September 30,
Year-to-date activity	2024	2023
Balance at beginning of the period	$42,437	$151,110
Additions	—	3,980
Remeasurement	2,363	(100,910)
Settlements	(5,000)	—

Balance at end of the period	39,800	54,180

In the nine months ended September 30, 2023, the Business reduced the Industry Dive revenue forecasts to reflect market conditions, which resulted in a lower fair value of the contingent consideration related to the arrangements driving the remeasurement gain. In the nine months ended September 30, 2024, the remeasurement loss primarily relates to the unwinding of the discount on the contingent consideration, which results in a higher fair value of the contingent consideration arrangements as the potential payment date approaches.

Note 5 — Goodwill and long-lived assets

The Business evaluates its long-lived assets, including property, equipment, and intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Goodwill is tested for impairment at least annually, during the fourth quarter, or when events and circumstances indicate an impairment may have occurred.

For the nine months ended September 30, 2024 and 2023, the Business reviewed its reporting units for indicators of impairment and conducted a quantitative test where such indicators existed. The Business believes that, as of these dates, none of the Business’s goodwill or intangible assets were impaired.

In the first quarter of 2023, the Business reduced the full-year short-term 2023 revenue forecast for the Industry Dive reporting unit when remeasuring the fair value of the contingent consideration. The Business considered this to be an indicator of impairment and conducted a quantitative analysis which concluded that the fair value exceeded the carrying value because the long-term projections of the reporting unit remained unchanged based on expectations at the time of the test.

In the second quarter of 2023, on the back of challenging macro-economic conditions, long-term revenue projections were revised for the Industry Dive business, lowering expectations for its core email and website sponsorship/advertising products to reflect more constrained budgets among key customers. Following this change in assumptions, a quantitative impairment analysis was performed for the Industry Dive reporting unit, which indicated its carrying value now exceeded its fair value. Therefore, a goodwill impairment charge of $130.1 million was recognized.

The Business recognized $2.0 million and $0.2 million of impairment to operating lease right-of-use assets in the nine months ended September 30, 2024 and 2023, respectively, due to the Business vacating certain leased properties. There was no impairment to operating lease right-of-use assets in the three months ended September 30, 2024 and 2023. There was no impairment to other long-lived assets in the periods presented.

Note 6 — Income taxes

The Business measures its interim period tax using an estimated annual effective tax rate and adjustments for discrete events that occur during the interim period. The Business recorded income tax benefit of $3.7 million and $6.5 million for the three and nine months ended September 30, 2024, respectively, and $0.9 million and $7.1 million for the three and nine months ended September 30, 2023, respectively. The tax benefit for the three months ended September 30, 2024 increased by $2.8 million, as compared to the same period in 2023. In the three months ended September 30, 2024, the effective tax rate was larger primarily due to an increased full year forecast pre-tax loss in the U.S. as compared to the position at June 30, 2024. In the three months ended September 30, 2024, the pre-tax loss was proportionally larger than the previous quarters, as compared to the three months ended September 30, 2023, which also contributed to a larger benefit being recorded.

The tax benefit for the nine months ended September 30, 2024 decreased by $0.6 million, as compared to the same period in 2023. In the nine months ended September 30, 2023, the effective tax rate was mainly driven by pre-tax losses and a non-deductible goodwill impairment that was partially offset by non-taxable remeasurement of contingent consideration, for a net impact of $4.4 million. While the pre-tax losses were greater in 2024, the increase in the non-deductible expenses led to a decreased tax benefit compared to 2023.

Note 7 — Post-retirement and other employee benefits

The Business has no post-retirement pension plans; however certain of its employees are eligible to participate in the Parent’s defined contribution pension plan. The Parent operates a defined contribution pension plan in the United States, United Kingdom and in certain other countries. The assets of the plan are held by independent custodians and are kept entirely separate from the assets of the Parent. The pension charge represents contributions due from the employer, and the amount incurred represents the charge for the employees of the Business who are part of the pensions plan. Pension charge has been allocated to the Business based on employee headcount. The total Business charge amounted to $1.4 million and $3.9 million for the three and nine months ended September 30, 2024, respectively, and $1.3 million and $3.5 million for the three and nine months ended September 30, 2023, respectively.

Note 8 — Related party transactions

Allocations of expenses prior to the separation

The Business has historically operated as part of the Parent and not as a standalone company. Certain shared costs have been allocated to the Business by the Parent and are reflected as expenses in these condensed combined financial statements.

Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the Business for purposes of the condensed combined financial statements; however, the expenses reflected in the accompanying condensed combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business had operated as a separate standalone entity and the expenses that will be incurred in the future by the Business.

The amount of actual costs that may have been incurred if the Business were a standalone company is not practicable to estimate as it would depend on a number of factors, including its chosen organizational structure, which functions were performed by its employees or outsourced; and strategic decisions made in areas such as information technology and infrastructure.

Corporate expense allocations

Certain corporate overhead and other shared expenses incurred by the Parent and its subsidiaries have been allocated to the Business and are reflected in the accompanying condensed combined statements of income and comprehensive income. These amounts include, but are not limited to, items such as general management and executive oversight, costs incurred at the Parent level to support the Business’s information technology infrastructure, facilities, compliance, human resources, operations, and legal functions and financial management and transaction processing, including public company consolidated reporting, consolidated tax filings and tax planning, risk management and consolidated treasury services, certain employee benefits and incentives, and stock-based compensation administration. These costs are allocated using a methodology that management believes is reasonable for the item being allocated. Allocation methodologies include the Business’s relative share of revenues, headcount, usage, or functional spend as a percentage of the total.

The amounts of related party expenses allocated to the Business from the Parent and its subsidiaries for the three and nine months ended September 30, 2024 are $8.9 million and $25.8 million, respectively, and for the three and nine months ended September 30, 2023 are $8.4 million and $23.8 million, respectively, and are recognized in general and administrative expenses in the condensed combined statements of income and comprehensive income (loss).

Further, in the three and nine months ended September 30, 2024, the Parent incurred $5.5 million and $32.5 million, respectively, of costs related to the transaction described in Note 1 – Business overview and basis of presentation. These costs were paid by the Parent and allocated to the Business. The costs are included in acquisition and integration expenses in the accompanying condensed combined statements of income and comprehensive income (loss) and relate primarily to legal, professional accounting and advisory services.

Revenue and other transactions entered into in the ordinary course of business

The Business entered into revenue arrangements in the ordinary course of business with the Parent and its affiliates, which resulted in recording revenue of $0.1 million and $0.2 million for the three and nine months ended September 30, 2024, respectively, and $0.1 million for the nine months ended September 30, 2023. Revenue between the Business and the Parent were not material during the three months ended September 30, 2023. The cost of revenues related to the sales between the Business and the Parent were not material during the three and nine months ended September 30, 2024 and 2023.

Debt financing

The Business entered into related party loan arrangements with the Parent to finance its operations and acquisitions. Debt arrangements between the Business and the Parent have been included in the accompanying condensed combined financial statements for all periods presented. All outstanding debt arrangements were settled prior to the Closing Date of the Transaction through cash and non-cash settlements.

Loans from the Parent to the Business with maturity within one year have been recorded as related-party short-term debt in the accompanying condensed combined balance sheets, with interest rate of 4.25% per annum. Loans from Parent to the Business with maturities ranging between November 30, 2026 and August 31, 2027 have been recorded as related party long-term debt in the accompanying condensed combined balance sheets, with fixed interest rates ranging between 7% and 8% per annum. During the three months ended September 30, 2024, $250 million of the related party long-term debt was extinguished and reflected as an increase in net parent investment, with the remaining $59 million settled through cash pooling arrangements.

Some of the Parent entities are responsible for receiving and making certain payments on behalf of the Business for recharges and expenses such as payroll and supplier invoices. These arrangements are financing in nature as the receipts and payments have been made by the Parent for the Business. The Business and the Parent is obligated to repay these balances on demand and therefore these balances are classified as related party loan receivables and short-term debt on the condensed combined balance sheets. These balances are not interest bearing, do not have specific repayment terms and are repaid on a non-routine basis.

Related-party loans receivable and debt related to debt financing are recorded in the accompanying condensed combined balance sheets as follows:

	September 30, 2024	December 31, 2023
Related party long-term debt	$—	$309, 237
Related party short-term debt	$1,155	$43,801
Related party loan receivable	$1,657	$—

Cash pooling arrangement

The Parent uses a centralized approach to cash management and financing of its operations. The majority of the Business’s cash is transferred to the Parent on a regular basis, and the Parent funds the Business’s operating and investing activities as needed. Transfers of cash to and from the Parent’s cash management system are reflected as related party loan receivables and short-term debt on the condensed combined balance sheets.

Related party loans receivable and short-term debt related to cash pooling arrangements are recorded in the accompanying condensed combined balance sheets as follows:

	September 30, 2024	December 31, 2023
Related party loans receivable	$46,558	$104,249
Related party short-term debt	$549,735	$459,071

Interest income and interest expense

Interest income and interest expense on debt financing and cash pooling arrangements are recorded within interest income and interest expense on related party debt, respectively within the accompanying condensed combined statements of income and comprehensive income (loss) as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Interest expense on related party loans payable	5,761	6,109	18,554	18,179
Interest income on related party loans receivable	873	745	4,422	2,019

The accrued interest related to short-term and long-term debt to Parent was $0.1 million and $1.6 million as of September 30, 2024 and December 31, 2023, respectively, and are recorded in Related party payables within the accompanying combined balance sheets. There was no accrued interest related to cash pooling arrangements since interest is accrued directly to the cash pooling accounts.

Related party receivables and payables

The Business has receivables and payables with the Parent arising from transactions entered into in the ordinary course of business with the Parent, such as related party sales, shared and corporate cost recharges, including payroll and employee related costs, acquisition and integration costs and central operating costs. Related party receivables and payables are recorded in the accompanying condensed combined balance sheets as follows:

	September 30, 2024	December 31, 2023
Related party receivables	$4,375	$4,140
Related party payables	$33,410	$32,390

Settlement patterns of related party payables vary from transaction to transaction and are repaid on a non-routine basis. Changes in related party receivables and payables are presented in operating activities in the condensed combined statement of cash flows. These balances were settled prior to the Closing Date through cash and non-cash transactions.

Note 9 — Commitments and contingencies

Contingent liabilities

The Business has liabilities with respect to contingent consideration payments under the Industry Dive business acquisition contract. As part of the Transaction, the contingent consideration liability will be settled by the Parent. See Note 4. Fair value for further information.

Legal matters

From time to time, the Business may be subject to legal actions and claims in the ordinary course of business. Management does not believe that the outcome of such proceedings will have a materially adverse effect on the Business’s financial position, results of operations or cash flows. Legal fees and other costs related to litigation and other legal proceedings are expensed as incurred and are included in general and administrative expenses in the accompanying condensed combined statements of income and comprehensive income (loss).

Note 10 – Acquisitions

On September 1, 2023, the Business acquired 100% of the issued share capital of Canalys Pte Ltd and its subsidiaries (collectively “Canalys”). The acquisition expands Omdia research capabilities into Channel (distributors, value added resellers, systems integrators and managed service providers) and Mobility (consumer and business devices), while creating a global platform for networking in Channel by bringing together both Canalys and the Business’ Channel events franchises.

Total consideration was $61.6 million, of which $52.6 million was settled in cash, $5.0 million in Informa common stock, and $4.0 million in contingent consideration. The contingent consideration is based on revenue and cost performance during the period from April 1, 2023 to March 31, 2024. The fair value of contingent consideration at acquisition was calculated using a probability-weighted scenario approach. Ongoing employment is not required to earn the contingent consideration, and as a result, the amount has been included in the total consideration transferred. Subsequent remeasurement of the contingent consideration was recorded in the combined statements of income and comprehensive income (loss). Contingent consideration related to the acquisition of Canalys was settled in the second quarter of 2024 for $5.0 million by Parent.

The following summarizes the fair value of the cash and contingent consideration transferred as part of the acquisition of Canalys as of the acquisition date:

Cash consideration	$52,606
Capital consideration	5,000
Contingent consideration	3,980

Total consideration	$61,586

The following table summarizes the fair value of the assets acquired and liabilities assumed for the Canalys acquisition:

Intangible assets	$13,935
Accounts receivable	2,878
Prepaid expenses and other current assets	2,363
Cash and cash equivalents	4,776
Contract liabilities	(7,035)
Deferred tax liabilities	(3,484)
Other assets and liabilities, net	(1,621)

Total identifiable net assets acquired	11,812
Goodwill	49,774

Total consideration	$61,586

Intangible assets of $13.9 million consist of $10.1 million of customer relationships, fair valued using the excess earnings method, and $3.8 million of intellectual property fair valued using the relief from royalty method. A deferred tax liability has been recognized as a result of the recognition of these acquired intangible assets.

Goodwill arising from the acquisition was $49.8 million and represents the total consideration of $61.6 million less the fair value of the net assets acquired of $11.8 million.

The value of goodwill arising from the acquisition has been identified as relating to the following factors:

•	Enhancing the Business’s position in the Channel subsegment through an increased product offering and expanded geographic footprint;

•	Enhancing the Business’s position in consumer and business devices through improved ability to win across the supply chain; and

•	Synergy opportunities through cost savings.

None of the goodwill recognized is deductible for tax purposes.

Acquisition costs of $1.1 million were recognized within acquisition and integration costs in the combined statements of income and comprehensive income (loss) in the three and nine months ended September 30, 2023.

The business generated revenue of $1.0 million and net income of $0.1 million for the period from the date of acquisition to September 30, 2023.

Canalys pro forma financial information

The following unaudited pro forma financial information for the periods below gives effect to the Canalys acquisition as if it had occurred as of January 1, 2023. The pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisition been consummated as of that time.

	Three months ended September 30, 2023	Nine months ended September 30, 2023
Revenue	$61,339	$183,740
Net income (loss)	$(9,174)	$(60,641)

Note 11 — Subsequent events

The Business has evaluated subsequent events through December [6], 2024, the date the condensed combined financial statements were available to be issued.

As discussed in Note 1 – Business overview and basis of presentation, on December 2, 2024, New TechTarget, Former TechTarget and Informa completed the previously announced Transaction. The Transaction will be accounted for as a business combination in accordance with U.S. GAAP, with the Business treated as the accounting acquirer and Former TechTarget treated as the acquired company. Given the short period of time between the closing of the Transaction and the publication of these financial statements it has not been practicable to prepare a preliminary purchase price allocation as of the closing date reflecting the fair value of assets acquired and liabilities assumed.

Prior to completion of the Transaction, all remaining related party balances as of September 30, 2024 were settled between the Business and Informa through cash and non-cash transactions. Upon closing of the Transaction, the Business no longer participates in Informa’s cash management and financing operations and as such Informa’s financial support is no longer in place.

On December 2, 2024, New TechTarget, as borrower, and Former TechTarget, as guarantor, entered into a $250 million unsecured five-year revolving credit facility (the “Credit Facility”) with Informa Group Holdings Limited, an affiliate of Informa, as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto.

The Credit Facility expires on December 2, 2029 (the “Maturity Date”) and is guaranteed by New TechTarget’s existing and future material wholly-owned domestic subsidiaries, subject to customary exceptions. The Credit Facility also contains an expansion option permitting New TechTarget to request incremental commitments of up to the greater of (A) $125 million and (B) 100.0% of Consolidated EBITDA (as defined in the Credit Agreement) of the trailing four fiscal quarters plus an unlimited amount, so long as the Consolidated Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 2.50:1.00, from lenders that elect to make such incremental commitments available, upon the satisfaction of certain conditions.

Borrowings under the Credit Facility bear interest at New TechTarget’s option as follows: (1) SOFR Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to the Term SOFR (as defined in the Credit Agreement) plus a margin of between 2.50% and 3.00% per annum, depending on New TechTarget’s Consolidated Total Net Leverage Ratio (as defined in the Credit Agreement) plus a 0.10% credit spread adjustment; and (2) ABR Loans (as defined in the Credit Agreement) bear interest at a variable rate equal to the highest of (a) the Federal funds rate (as published by the Federal Reserve Bank of New York from time to time) plus 1/2 of 1.0%, (b) the “prime rate” appearing in the “Money Rates” section of The Wall Street Journal and (c) the Daily SOFR Rate (as defined in the Credit Agreement) plus 1.00%, plus in each case a margin of between 1.50% and 2.00% per annum, depending on New TechTarget’s Consolidated Total Net Leverage Ratio. In no event will SOFR Loans or ABR Loans bear interest at a rate lower than 0.0%. New TechTarget is required to pay to the Administrative Agent on the Closing Date a funding fee equal to 0.75% of the aggregate principal amount of the commitments under the Credit Facility.

In addition, New TechTarget is required to pay a commitment fee of between 0.30% and 0.50% per annum (depending on New TechTarget’s Consolidated Total Net Leverage Ratio) based on the average daily unused amount of commitments under the Credit Facility.

The Credit Facility requires New TechTarget to maintain (i) a Consolidated Total Net Leverage Ratio of 3.00 to 1.00 or less; provided, that the maximum Consolidated Total Net Leverage Ratio will, at New TechTarget’s election, be increased to 3.50 to 1.00 for the four consecutive fiscal quarters following the consummation of any Permitted Acquisition (as defined in the Credit Agreement) by New TechTarget in which the aggregate cash consideration exceeds $150 million and (ii) a Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of at least 3.00 to 1.00. The Consolidated Total Net Leverage Ratio and Consolidated Interest Coverage Ratio will be tested beginning with the first full fiscal quarter ending after the completion of the Transactions.

Borrowings under the Credit Facility are prepayable at New TechTarget’s option in whole or in part without premium or penalty. Amounts borrowed under Credit Facility may be repaid and reborrowed from time to time prior to the Maturity Date. There is no scheduled amortization under the Credit Facility.

New TechTarget’s obligations under the Credit Facility are unsecured. The Credit Agreement contains customary representations, warranties, conditions precedent, events of default, indemnities and affirmative and negative covenants, including covenants that, among other things, restrict the ability of New TechTarget and certain of its subsidiaries to: incur liens; incur indebtedness; make investments; sell or otherwise dispose of New TechTarget’s or certain of its subsidiaries’ assets; enter into certain mergers or consolidations; enter into sale and lease back transactions; and use proceeds of borrowings under the Credit Facility for other than permitted purposes. These covenants are subject to a number of important exceptions and qualifications. Certain changes of control with respect to New TechTarget would constitute an event of default under the Credit Facility; provided, that the Transactions shall not constitute a change of control. Upon the occurrence and during the continuance of an event of default, the lenders may terminate any unfunded commitments and declare the outstanding advances and all other obligations under the Credit Facility immediately due and payable.

New TechTarget used part of the proceeds of the borrowings under the Credit Facility on the Closing Date to consummate the Transaction. Following the Closing Date, New TechTarget intends to use the Credit Facility for its ongoing general corporate and working capital purposes.

On the Closing date, New TechTarget and Informa entered into various agreements to provide a framework for New TechTarget’s relationship with Informa after the Transaction, including transition services agreements, a data sharing agreement, a tax matters agreement, a brand license agreement, a commercial cooperation agreement, and a stockholder’s and registration rights agreement. These agreements will govern the separation between the Informa Tech Digital Business and Informa of the assets, employees, liabilities and obligations and will govern certain relationships between New TechTarget and Informa after the Transaction.

In accordance with the provisions of the agreements, Informa will retain responsibility for the contingent consideration liabilities related to the acquisition of Industry Dive.